Exhibit (d)(9)

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into this 4th day of May, 2007 by and between Fertitta Colony Partners LLC, a Nevada limited liability company (“Assignor”), and Fertitta Partners LLC, a Nevada limited liability company (“Assignee”), and is agreed to and acknowledged by Frank J. Fertitta III, Lorenzo J. Fertitta, BLS Family Investments, LLC, a Nevada limited liability company, and The Blake L. Sartini and Delise F. Sartini Family Trust (collectively, the “Contributing Stockholders”).

RECITALS

A.            Station Casinos, Inc., a Nevada corporation (the “Company”), Assignor, and FCP Acquisition Sub, a Nevada corporation and wholly-owned subsidiary of Assignor (“Merger Sub”) entered into that certain Agreement and Plan of Merger dated as of February 23, 2007 (the “Merger Agreement”).  Capitalized terms used herein without definitions shall have the meanings ascribed thereto in the Merger Agreement.

B.            Pursuant to the Merger Agreement, Assignor delivered to the Company true and complete copies of the Equity Rollover Commitments, dated as of February 23, 2007, from the Contributing Stockholders, pursuant to which such parties have committed to contribute to Assignor that number of Shares set forth in such letters for shares of capital stock of Assignor immediately prior to the Effective Time.

C.            Assignor and the Contributing Stockholders have determined to revise the proposed ownership structure of the Surviving Corporation, and, in connection with such proposed changes, are amending the Merger Agreement pursuant to that certain Amendment to Agreement and Plan of Merger by and among the Company, Assignor and Merger Sub, dated as of the date hereof (the “Merger Agreement Amendment”), in order to, among other things, permit the assignment of the Equity Rollover Commitments to Assignee.

D.            In connection with the Merger Agreement Amendment, Assignor now desires to assign its rights under the Equity Rollover Commitments to Assignee, and Assignee desires to accept such assignment, all subject to the terms and conditions hereof.

AGREEMENT

NOW THEREFORE, in consideration of the above premises, as well as other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.             Assignment.  As of the date hereof, Assignor hereby irrevocably grants, conveys, transfers, assigns, and delivers unto Assignee and its successors and assigns, all of Assignor’s rights, title and interest in and to the Equity Rollover Commitments.  As of the date hereof, Assignor hereby irrevocably delegates, without recourse to Assignor, any and all of Assignor’s duties, obligations, responsibilities, claims, demands and other commitments in connection with the Equity Rollover Commitments unto Assignee.

2.             Assumption.  As of the Effective Date, Assignee hereby irrevocably assumes and accepts responsibility to faithfully and punctually perform, satisfy and discharge all of the duties, obligations, terms, conditions, covenants and liabilities of Assignor under the Equity Rollover Commitments.

3.             Representations and Warranties of Assignor.  Assignor hereby represents and warrants to Assignee as follows:

(a)           Assignor is duly organized and validly existing under the laws of the State of Nevada and is in good standing under such laws.

(b)           Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to assign and transfer all of its rights and obligations under the Equity Rollover Commitments as contemplated by this Agreement.

(c)           This Agreement has been duly and validly executed and is a valid and binding obligation of Assignor enforceable against Assignor in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles or equity.

(d)           The rights and obligations assigned by Assignor pursuant to this Agreement are not subject to any prior transfer, conveyance or assignment by Assignor or any agreement to assign, convey or transfer, in whole or in part.

4.             Representations and Warranties of Assignee.  Assignee hereby represents and warrants to Assignor as follows:

(a)           Assignee is duly organized and validly existing under the laws of the State of Nevada and is in good standing under such laws.

(b)           Assignee has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and to assume all of Assignor’s rights and obligations under the Equity Rollover Commitments as contemplated by this Agreement.

(c)           This Agreement has been duly and validly executed and is a valid and binding obligation of Assignee enforceable against Assignee in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles or equity.

5.             Further Action.  Assignor and Assignee agree that each shall execute and deliver, or cause to be executed and delivered from time to time, such instruments, documents, agreements, consents and assurances and take such other action as the other party reasonably may require to more effectively assign and transfer to and vest in such party the rights and obligations assigned hereunder.

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6.             Miscellaneous.

(a)           Except as amended hereby, the provisions of the Equity Rollover Commitments shall remain in full force and effect and shall not be amended, modified, waived, impaired or otherwise affected hereby.

(b)           This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles thereof.

(c)           This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Amendment shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.

(d)           Assignor and Assignee acknowledge and agree that the Company shall be an express third party beneficiary of this Agreement, and shall have the right to enforce any such terms and conditions hereof in such capacity.

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IN WITNESS WHEREOF, the parties hereto have each caused this Assignment and Assumption Agreement to be duly executed as of the day and year first above written.

ASSIGNOR:

FERTITTA COLONY PARTNERS LLC, a Nevada limited liability company

By:	/s/ Frank J. Fertitta III
	Name:	Frank J. Fertitta III
	Title:	Authorized Member

ASSIGNEE:

FERTITTA PARTNERS LLC, a Nevada limited liability company

By:	/s/ Frank J. Fertitta III
	Name:	Frank J. Fertitta III
	Title:	Authorized Member

Agreed and Accepted, this 4th day of May, 2007

By:	/s/ Frank J. Fertitta
Frank J. Fertitta, III

By:	/s/ Lorenzo J. Fertitta
Lorenzo J. Fertitta

BLS Family Investments, LLC, a Nevada limited liability company

/s/ Blake L. Sartini
By:	Blake L. Sartini, Manager

/s/ Delise F. Sartini
By:	Delise F. Sartini, Manager

The Blake L. Sartini and Delise F. Sartini Family Trust

/s/ Blake L. Sartini
By:	Blake L. Sartini, Trustee

/s/ Delise F. Sartini
By:	Delise F. Sartini, Trustee